Exhibit 10.16

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Between
SUSPECT DETECTION SYSTEMS, INC.
And
GIL BOOSIDAN

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 21st day of June, 2011 by and between SUSPECT DETECTION SYSTEMS, INC., a Delaware corporation having its Principal Office located at 150 West 56th Street, Suite 4005, New York, New York 10019 (“SDSS”), and GIL BOOSIDAN, an individual residing at 3333 Henry Hudson Parkway, Apartment 1G, Bronx, New York 10463 (the “Employee”).

W I T N E S S E T H:

WHEREAS, SDSS desires to employ and to continue the employment of the services of the Employee as the Chief Executive Officer of SDSS and the Employee desires to accept such employment, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1.           Employment.  Subject to the provisions of this Amended and Restated Employment Agreement, SDSS hereby employs and continues the employment of the Employee as the Chief Executive Officer of SDSS.  The Employee agrees to devote so much of his time and effort as are necessary for the faithful performance of his duties, as set forth below, for the management and operation of the business of SDSS.

2.           Standard of Care.  The Employee’s standard of care to SDSS shall be to refrain from engaging in gross neglect, negligent or reckless conduct or intentional misconduct.  In discharging his duties, the Employee shall be fully protected in relying in good faith upon the records required to be maintained by SDSS and upon such information, opinions, reports or statements by SDSS or its agents, or by any other person, as to matters the Employee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of SDSS, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of SDSS.

3.           Results of the Employee’s Services.  SDSS shall own, and the Employee hereby expressly grants to SDSS, exclusively and in perpetuity, all rights in and to results and proceedings of the Employee’s services, including, without limitation, any contracts negotiated by the Employee, all suggestions, ideas, techniques, forms, pamphlets, and other contributions and materials originated or developed by the Employee during the term of this Amended and Restated Employment Agreement, and in and to all earnings derived by reason of the Employee’s services and efforts within the scope of the Employee’s employment hereunder.  The Employee hereby waives any and all right, title or interest that he might otherwise have therein or thereto, or in or to the results or proceeds derived by the Employee or others from the use of any thereof.

4.           Duties.  The services to be performed by the Employee include all of the duties to be performed by the Chief Executive Officer of SDSS including, without limitation, services as may reasonably be directed by the Board of Directors of SDSS; developing and implementing international manufacturing, sales, marketing and distribution strategies; conducting market research and assessing the competitive environment to identify international opportunities; developing business plans for new business development; reviewing current manufacturing, sales and distribution strategies to facilitate growth; developing appropriate marketing strategies; developing strategies to improve operational efficiencies of international manufacturing and distribution; analyzing sales, marketing, and distribution goals; preparing growth forecasting reports and presenting findings to the Board of Directors with respect to domestic and international markets; hiring and firing managers and employees of SDSS; directing the activities of and assigning responsibilities to the managers and employees of SDSS; and engaging and terminating outside professionals retained by SDSS, including attorneys and accountants.

5.           Term.   The term of this Amended and Restated Employment Agreement shall commence as of the date set forth above and shall continue until either party provides the other with no less than ninety (90) days prior written notice that such party desires to terminate this Agreement.  Notwithstanding the foregoing and in addition to such rights of termination as are otherwise set forth in this Agreement, SDSS shall have the additional right to terminate this Agreement for cause in the event of a material breach by the Employee in the performance of his duties hereunder.

6.           Compensation.  In consideration of the services to be performed under this Amended and Restated Employment Agreement, and conditioned upon the Employee’s dutiful and faithful performance of his required services hereunder, the Employee shall be paid a total of $30,000.00, which shall be paid in cash by SDSS in equal installments on September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012 by company or bank check or by wire transfer to a bank account designated by the Employee.  In addition, SDSS shall issue 1,200,000 shares of its common stock to Employee in consideration for his execution of this Amended and Restated Employment Agreement and his full and faithful performance of his obligations and duties hereunder.

7.           Options.  Subject to the prior approval of the shareholders of SDSS, SDSS hereby grants to the Employee 6,000,000 options of common stock of SDSS, exercisable at $0.10 per share, from the stock option plan adopted by SDSS.  Of the said total of 6,000,000 options, 2,666,680 shares shall vest upon the Employee’s execution of this Amended and Restated Employment Agreement and the balance of 3,333,320 shares shall vest in equal monthly amounts of 166,667 shares during each and every calendar month during the twenty (20) month period commencing on July 1, 2011.  The said options shall terminate in accordance with the terms of SDSS’ “2009 Global Incentive Option Plan.”  Notwithstanding anything contained herein to the contrary and except as provided for in Paragraph 12, below, if this Agreement is terminated, any options not previously vested shall become null and void.  The options and the shares of stock issuable upon exercise thereof are personal to the Employee and shall be subject to the restrictions of applicable Federal and state securities laws.

8.           Additional Benefits.  The Employee shall be entitled to all additional benefits provided to the other employees of SDSS.

9.           Reimbursement of Expenses.  The Employee shall be reimbursed by SDSS for reasonable itemized expenses incurred in the normal performance of the Employee’s duties hereunder.

10.           Vacations.  During the term of this Amended and Restated Employment Agreement, the Employee shall be entitled to paid annual vacation time of not less than three (3) weeks, at a time or times, during which time the compensation payable under Paragraph 6 of this Amerced and Restated Employment Agreement shall be paid in full as normally paid.

11.           Temporary Absences.  The compensation payable to the Employee under this Amended and Restated Employment Agreement shall not be reduced or otherwise adjusted as a result of temporary absences for sick or personal days, not exceeding a total of five (5) days each calendar year.

12.           Directors’ and Officers’ Liability Insurance.  SDSS shall obtain and shall keep in full force directors’ and officers’ insurance covering the Employee’s services as the Chief Executive Officer of SDSS, which insurance shall provide coverage to the fullest extent permitted by applicable law.  Any failure by SDSS to obtain or to keep in force such insurance shall be deemed a material breach by SDSS of this Amended and Restated Agreement and shall automatically terminate this Amended and Restated Agreement as of the date when such insurance does not exist, except that the Employee shall thereafter have the right to receive and to exercise all options granted or to be granted to him pursuant to Paragraph 7, above, up to a maximum of 6.000,000 options.

13.           Death or Substantial Disability.  In the event of the Employee’s death or substantial disability, as hereinafter defined, the compensation payable to him under Paragraph 6 and Paragraph 7 of this Amended and Restated Employment Agreement shall cease as of the end of the week in which death or substantial disability has occurred, and SDSS may (but shall not be required to) terminate this Amended and Restated Employment Agreement.  For purposes of this Amended and Restated Employment Agreement, the phrase substantial disability shall mean the incapacity of the Employee to perform his customary services by reason of illness, accident or any other reason (other than breach by the Employee) for a period in excess of thirty (30) consecutive days or sixty (60) days in any rolling twelve month period.

14.           Non-Competition and Non-Solicitation.  As long as the Employee is employed by or otherwise affiliated with SDSS in any capacity and provided that SDSS is still operating as a commercially viable business, the Employee shall not directly or indirectly:

14.1.           Attempt in any manner to persuade any customer of SDSS to cease to do business or to reduce the amount of business which any such customer has customarily done or contemplates doing with SDSS, whether or not the relationship between SDSS and such customer was originally established in whole or in part through the Employee’s efforts.

14.2.           Employ or attempt to employ or assist anyone else in employing any person who is in the employ of SDSS.

14.3.           Employ or render any services to any person, firm or corporation that is a customer of SDSS or is in a business similar to or competitive with SDSS, or engage in such business on his own account as an individual, partner, shareholder, director, officer, principal, agent or employee, or in any other relationship or capacity whatsoever without the prior written consent of SDSS, which consent may be conditioned upon reasonable assurances by the Employee that “confidential information or trade secret of SDSS,” as defined in Paragraph 16 of this Amended and Restated Employment Agreement, will not be used or disclosed.  As used throughout this Paragraph 14, the term “customer” shall mean:  (a) anyone or any entity who or that is then a customer of SDSS; (b) anyone or any entity who or that was a customer of SDSS at any time during the one (1) year period immediately preceding the date of this Amended and Restated Employment Agreement, and (c) any prospective customers to which SDSS had made a presentation (or similar offering of services) within a period of ninety (90) days immediately preceding the date of this Amended and Restated Employment Agreement.

14.4.           Hold stock in or be otherwise interested (as an employee, director, officer, independent contractor, employee or otherwise) in any other enterprise with an office in the continental United States which engages in any business directly competitive with the current activities of SDSS without the prior written consent of SDSS, which consent may be conditioned upon reasonable assurances by the Employee that “confidential information or trade secret of SDSS,” as defined in Paragraph 16 of this Amended and Restated Employment Agreement, will not be used or disclosed.

15.           Corporate Opportunities.  The Employee shall not enter into transactions for his own account that may be considered to be competitive with or a business opportunity that may be beneficial to SDSS.  The Employee shall account to SDSS and hold as trustee for it any property, profit or benefit received or derived by him from his use or appropriation of the property or the opportunities of SDSS, including, but not limited to, information developed exclusively for and opportunities expressly offered to SDSS.

16.           Trade Secrets.  At no time, either during the term of his employment or at any time thereafter, shall the Employee disclose to any person, firm or corporation or use, directly or indirectly, for his own benefit or the benefit of any other person, firm or corporation, any confidential information or trade secret of SDSS or any customer of SDSS or utilize such confidential information or trade secret for his own benefit or for the benefit of third parties, except pursuant to a lawful order of a court of competent jurisdiction.  The terms “confidential information or trade secret of SDSS” shall include, without limitation, the customer lists, financial reports and projections, business plans, product introductions and test results, processes, sales volume and overall project profits, corporate or trade names, and such other information pertaining to SDSS and its customers as would reasonably be considered confidential or proprietary.  The terms “confidential information or trade secret of SDSS” do not include any information which becomes generally available to the public other than by breach of this Amended and restated Employment Agreement.

17.           Injunctive Relief.  If the Employee commits a breach or threatens to commit a breach of any of the provisions of Paragraphs 15 or 16, above, SDSS shall have the right to have those provisions of this Amended and Restated Employment Agreement specifically enforced by any court having equity jurisdiction without being required to post a bond or other security and without having to prove the inadequacy of the available remedies at law, it being expressly acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to SDSS and that money damages will not provide an adequate remedy to SDSS.  In addition, SDSS may take any such other actions and seek other remedies available to it under law or in equity and shall be entitled to any and all damages it can show it has sustained by reason of such breach.

18.           No Breaches.  The Employee represents that his execution of this Amended and Restated Employment Agreement and the performance of his duties required hereunder will not be a breach of any other agreement to which he is a party.

19.           Events of Default and Remedies.  The repeated failure, refusal or neglect of the Employee, other than by reason of disability, to report or to render his services when and as required hereunder, or to perform any covenant or condition of this Amended and Restated Employment Agreement on his part to be kept or performed, shall be an event of default hereunder and SDSS may terminate this Amended and Restated Employment Agreement if any such event or default shall occur and continue during the term hereof, as provided in Paragraph 20, below.

20.           Termination.  In addition to such rights of termination as are otherwise set forth in this Amended and Restated Employment Agreement, SDSS shall have the additional right to terminate this Amended and Restated Employment Agreement for cause in the event of the Employee’s material breach in the performance of his duties hereunder.  SDSS shall thereupon be relieved of all obligations to the Employee under this Amended and Restated Employment Agreement accruing from and after the date of the occurrence of such breach.

20.1.           If the Employee engages in activities or conduct which SDSS contends is a material breach of the Employee’s obligations under this Amended and Restated Employment Agreement, SDSS shall deliver a notice in writing to the Employee to terminate such activities or conduct.  If the Employee fails to take affirmative steps to cure or terminate the complained of activities or conduct on or before the expiration of ten (10) days following receipt of said notice, then the Employee shall be deemed in material breach hereunder.  In that event, SDSS shall have the right to immediately thereafter terminate this Amended and Restated Employment Agreement.  The provisions for notice of default and time to cure prior to termination shall not apply in the case of fraudulent conduct or dishonesty, or any other cause incapable of being cured, in which event SDSS may terminate this Amended and Restated Employment Agreement immediately and without prior notice.  The right of termination contained in this Paragraph 20.1 shall not preclude SDSS from exercising any other right it may have either pursuant to the other terms of this Amended and Restated Employment Agreement or by law.

21.           Notices.  All non-routine notices which either party is required or may desire to give or make to the other party hereunder shall be in writing.  Notice to SDSS shall be considered given when personally delivered and receipted or three (3) days after being mailed by first class mail postage prepaid addressed to the Chairman of the Board of Directors in care of SDSS at the address of the Principal Office.  Notice to the Employee shall be considered given when personally delivered and receipted or three (3) days after being mailed by first class mail postage prepaid addressed to the Employee at the address first above written, unless the Employee has given SDSS a notice of a different address.

22.           Miscellaneous.  This Amended and Restated Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith.  Neither SDSS nor the Employee shall be bound in any manner by any promises, statements, representations or information made, given or furnished by any person representing or purporting to represent SDSS or the Employee except to the extent that such promises, statements, representations or information are expressly set forth in this Amended and Restated Employment Agreement.  This Amended and Restated Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.  The headings of the various paragraphs of this Amended and Restated Employment Agreement are inserted for convenience of reference only and are under no circumstances to be a part of, or construed as a part of, this Amended and Restated Employment Agreement.  This Amended and Restated Employment Agreement shall be binding upon and inure to the benefit of the respective heirs, successors, and assigns of the parties.

23.           Execution in Counterparts.  This Amended and Restated Employment Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Employment Agreement, in duplicate originals as of the day and year first above written.

SUSPECT DETECTION SYSTEMS, INC.

By:          /s/Yoav Krill
Name:      Yoav Krill
Title:        Chairman of the Board of Directors

/s/ Gil Bosidan
GIL BOOSIDAN